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                                                                     Exhibit 3.4


                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                      IEMI

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

         1. Name of corporation: IEMI

         2. Article Fourth of the Articles of Incorporation is amended to read in its entirety as follows:

                                 "Article Fourth

         a. CAPITALIZATION. The aggregate number of shares which the Corporation shall have the authority to issue is Five Hundred Ten Million (510,000,000) shares of all classes of stock, consisting of Five Hundred Million (500,000,000) shares of Common stock, par value $.001, and Ten Million (10,000,000) shares of preferred stock, par value $.001.

         b. PREFERRED STOCK. Preferred stock may be issued in one or more series. The Board of Directors of the Corporation is vested with authority to determine and state the designations and preferences, limitations, relative rights, and voting rights, if any, of each such series by the adoption and filing in accordance with the Nevada Revised Statutes, before the issuance of any shares of such series, of an amendment or amendments to this Certificate determining the terms of such series, which amendment need not be approved by the shareholders or the holders of any class or series of shares except as provided by law. All shares of preferred stock of the same series shall be identical."

         3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation, have voted in favor of the amendment is 7,500,000 shares of Common Stock.

Dated: January 30, 2002
                                               /s/ Harold Solomon
                                               ---------------------------------
                                               Harold Solomon, President